Exhibit 4.1

HUTCHINSON TECHNOLOGY INCORPORATED,

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 5, 2016

TO THE

INDENTURE

DATED AS OF OCTOBER 20, 2014

8.50% CONVERTIBLE SENIOR NOTES DUE 2019

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 5, 2016, is by and between Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of October 20, 2014 (the “Base Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of October 20, 2014 (the “First Supplemental Indenture”), to provide for the issuance of $37,500,000 aggregate principal amount of the Company’s 8.50% Convertible Senior Notes due 2019 (the “Securities”);

WHEREAS, the Company, Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of November 1, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company will be a wholly owned subsidiary of Parent and, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (other than shares to be canceled or converted in accordance with Section 2.02 of the Merger Agreement), shall be converted into the right to receive $4.00 per share (the “Per Share Merger Consideration”), payable in cash, without interest and subject to tax withholding;

WHEREAS, Article VI of the First Supplemental Indenture permits the Company to merge with and into another Person so long as certain conditions have been met;

WHEREAS, Section 4.10 of the First Supplemental Indenture provides, among other things, that in the case of any Business Combination, pursuant to which outstanding shares of Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Business Combination, the Holders of the Securities then outstanding shall be entitled thereafter to convert such Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such Business Combination had such Securities been converted into Common Stock immediately prior to such Business Combination (as may be increased by the Make-Whole Premium provided for pursuant to Section 4.01(f) of the First Supplemental Indenture as a consequence of the Merger, except that such Holders shall not receive the Make-Whole Premium if such Holder does not convert its Securities “in connection with” the relevant Make-Whole Fundamental Change);

WHEREAS, Section 4.10 of the First Supplemental Indenture also provides that upon a Business Combination, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(i) of the First Supplemental Indenture providing for such change in the right to convert each $1,000 principal amount of Securities;

WHEREAS, as a result of the Merger, pursuant to Section 4.01(f) of the First Supplemental Indenture, each $1,000 principal amount of Securities will be convertible into cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased due to the Make-Whole Premium pursuant to Section 4.01(f) of the First Supplemental Indenture) multiplied by the price paid per share of Common Stock in such Business Combination;

WHEREAS, Section 10.01(i) of the First Supplemental Indenture provides that, without the consent of any Holders of Securities, the Company and the Trustee may execute a supplemental indenture in any manner that will not adversely affect the interests of the Holders in any material respect;

WHEREAS, Section 4.10 of the First Supplemental Indenture specifically contemplates entry into a supplemental indenture as a result of the Merger; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions

For all purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENT OF INDENTURE AND

GUARANTEE OF OBLIGATIONS

Section 2.01    Conversion of Securities

At and after the effective time of the Merger:

(a)    in accordance with and subject to Section 4.10 of the First Supplemental Indenture, the right to convert each $1,000 principal amount of Securities shall be changed into the right to convert such principal amount of Securities into the amount of cash that a holder of the number of shares of Common Stock equal to the Conversion Rate (as may be increased by the Make-Whole Premium provided for pursuant to Section 4.01(f) of the First Supplemental Indenture as a consequence of the Merger) immediately prior to the Merger would have owned or been entitled to receive upon the Merger; and

(b)    pursuant to Section 4.10 of the First Supplemental Indenture, upon conversion of the Securities by a Holder, the Company will pay or cause to be paid to such Holder, for each $1,000 principal amount of Securities, cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by the Make-Whole Premium pursuant to Section 4.01(f) in the case of a conversion made in connection with a Make-Whole Fundamental Change), multiplied by the Per Share Merger Consideration.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Severability

In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.02    Modification, Amendment and Waiver

The provisions of this Second Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article X of the First Supplemental Indenture.

Section 3.03    Ratification of Indenture; Second Supplemental Indenture Part of the Indenture

The Company (i) is a corporation organized and existing under the laws of the United States of America and the State of Minnesota and (ii) hereby expressly assumes the obligations of the Company under the Securities, Base Indenture and First Supplemental Indenture and the performance or observance of every covenant and provision of the Base Indenture, First Supplemental Indenture and the Securities required on the part of the Company to be performed or observed and the conversion rights hereby shall be provided for in accordance with Article IV thereof. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.04    Trust Indenture Act Controls

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA, through operation of Section 318(c) thereof, such imposed duties shall control.

Section 3.05    Governing Law

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.06    Trustee Makes No Representation

The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 3.07    Multiple Counterparts

The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

Section 3.08    Headings

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09    Successors

All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

Section 3.10    Calculations in Respect of the Securities

The Company shall make all calculations under this Second Supplemental Indenture and the Securities. The Company shall make all these calculations in good faith, and, absent manifest error, such calculations shall be final and binding on all Holders. The Company shall provide schedules of its calculations to the Trustee as required hereunder, and the Trustee shall be entitled to conclusively rely on the accuracy of any such calculation without independent verification.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name: David P. Radloff
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, solely as Trustee hereunder and not in its individual capacity

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Second Supplemental Indenture]